Exhibit 4.6

Execution Copy

PURCHASE AND SALE AGREEMENT

        THIS PURCHASE AND SALE AGREEMENT (“Agreement”) dated as of February 13, 2008 (“Effective Date”), is made by and between SKYNET SATELLITE CORPORATION, a Delaware corporation, whose principal place of business and post office address is 500 Hills Drive, Bedminster, New Jersey 07921-7018 (“Seller”), and RRSAT GLOBAL COMMUNICATIONS INC., a Delaware corporation, whose principal place of business and post office address is 1209 Orange Street, Wilmington, Delaware 19801 (“Purchaser”).

RECITALS

    A.        Seller is the owner of the real estate and improvements located in Palmyra and Lackawaxen Townships, Pike County, Pennsylvania, which real estate is more particularly described in Exhibit A attached hereto and incorporated herein by this reference and are hereinafter collectively called, the “Property”.

    B.        Purchaser has access to expert technical and legal advice with respect to the purchase of the Property, the Personal Property, and other matters dealt with herein. Purchaser, subject to the due diligence and review of the Property as is otherwise provided hereunder, wishes to purchase all of Seller’s right, title and interest in, to and under the Property upon the terms and conditions set forth in this Agreement.

    C.        Seller is also the owner of certain equipment used or located on the Property (the “Personal Property”) described in Exhibit B attached hereto and incorporated herein by reference and is party to certain service contracts (the “Service Contracts”) described in Exhibit C attached hereto and incorporated herein by reference. The personal property listed in Exhibit D attached hereto and incorporated herein by this reference (the “Excluded Property”) is not being sold by Seller to Purchaser and shall remain Seller’s property after Closing (as defined in Section 9.01).

    D.        Seller is also the owner or holder of certain permits and licenses required to operate the Property and the Personal Property (the “Licenses”) described in Exhibit E attached hereto and incorporated herein by reference.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and certain other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Purchaser agree as follows:

ARTICLE 1
SALE OF PROPERTY AND PERSONAL PROPERTY; ASSIGNMENT OF SERVICE
CONTRACTS AND LICENSES; DUE DILIGENCE

        1.01 Sale

        Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, upon the terms and conditions set forth in this Agreement all of Seller’s right, title and interest in, to, and under the Property and the Personal Property free and clear of all liens, security interests, mortgages, and other encumbrances except those encumbrances and items listed in Exhibit F (the “Permitted Encumbrances”). Seller shall assign to Purchaser and Purchaser shall assume from Seller, upon the terms and conditions set forth in this Agreement, all of Seller’s rights and obligations under the Licenses and the Service Contracts.

        1.02 Due Diligence Investigation

        Purchaser acknowledges that it has been given a full and adequate opportunity to inspect and investigate the Property and Personal Property and to conduct such tests of the Property and Personal Property as it saw fit in its sole and absolute discretion, except as set forth in Section 1.04. Purchaser also acknowledges that it has been given a full and adequate opportunity to review and investigate the Service Contracts and the Licenses as it saw fit in its sole and absolute discretion. Based upon such inspection, investigation and testing, and subject to Section 1.04, Purchaser is satisfied with all aspects of the Property, Personal Property, Licenses, and Service Contracts.

        1.03 Title

        The following shall apply in connection with title to the Property:

(a)     Seller has provided Purchaser a commitment (“Commitment”) to issue a 2006 ALTA Owner’s Policy of title insurance in the amount of the Purchase Price payable hereunder (“Title Policy”), without standard exceptions (if Purchaser has obtained a Survey certified to Seller and Title Company) as prepared by Commonwealth Land Title Insurance Company (“Title Company”), and with a commitment date of January 10, 2008. Except as set forth in Section 1.04, Purchaser is satisfied with Seller’s title to the Property and shall accept such title at Closing in such condition subject only to the Permitted Encumbrances and to Purchaser’s right to terminate as set forth in Section 1.04(a).

(b)     Seller has delivered to Purchaser the following surveys of the Property: Survey Map of Land prepared by Conrad, Close & Ewald dated September 5, 1997 designated as Drawing No. 3848C and ALTA/ACSM Land Title Survey prepared by Merlyn J. Jenkins & Associates, Inc. dated November 26, 2001 designated as Drawing No. SK-1566A. Purchaser may update the surveys or obtain a new survey at its sole expense. Any updated or new survey shall also be certified to Seller and Title Company. The updated or new survey, as the case may be, is herein called “Survey”. Anything shown on the Survey shall not give Purchaser the right to terminate this Agreement or to reduce the Purchase Price except as set forth in Section 1.04(a).

(c)     At Closing, Seller shall cause all liens and encumbrances other than the Permitted Encumbrances to be removed and discharged of record without the necessity of Purchaser objecting to such liens and encumbrances. Seller may cause a portion of the Purchase Price to be used to remove such liens and encumbrances. Notwithstanding the foregoing, Seller shall not further cause or permit any change to occur in the condition of title to the Property as reported in the Commitment except for the discharge of liens and encumbrances or the correction of any title deficiency as provided for herein.

        1.04 Purchaser’s Right to Inspect

(a)     Commencing on the Effective Date and continuing for a period of forty five (45) days thereafter (the “Due Diligence Period”), Purchaser (along with its consultants, advisors, contractors, employees, agents and other persons (but not at Purchaser’s request or direction any Governmental Representatives as hereinafter defined in this Section 1.04) designated by Purchaser (collectively, the “Purchaser’s Representatives”)) shall have the right to enter upon the Property and to conduct thereon tests, inspections, investigations, evaluations, analyses, studies and surveys of the matters set forth in Exhibit G as Purchaser deems necessary or desirable, in its sole discretion, as well as to conduct or perform a review, verification and inspection of all records and documents applicable thereto, and to seek information from and make inquiries of officials, officers, inspectors or other representatives (the “Governmental Representatives”) of any federal, state or local governmental agency, board, department, bureau, authority, commission or instrumentality having jurisdiction over the Property, including, but not limited to, those related to or governing building, electrical, plumbing, health, life safety, licensing, zoning and environmental (all of the inspections, investigations, evaluations, analyses, studies and surveys heretofore described in this paragraph being referred to collectively herein as the “Inspections”). Seller shall have the right to accompany Purchaser and Purchaser’s Representatives during all Inspections undertaken hereunder. If the results of any of the Inspections reveal a significant issue affecting the value of the Property and/or Personal Property or otherwise materially adversely affecting Purchaser’s ability to use the Property as a teleport facility, or the results of an updated Commitment or the Survey disclose any encumbrance or exception that is a significant issue affecting the value of the Property and/or Personal Property or otherwise materially adversely affecting Purchaser’s ability to use the Property as a teleport facility, Purchaser shall give written notice thereof to Seller before the expiration of the Due Diligence Period specifying the nature of the issue and if Seller fails within fifteen (15) days after receipt of such notice to agree to cure such issue before Closing, Purchaser, as its exclusive remedy, may elect to terminate this Agreement by written notice to Purchaser given within twenty (20) days after Purchaser’s initial notice to Seller provided for in this Section 1.04(a) and thereafter the Deposit shall be returned to Purchaser as Purchaser’s sole and exclusive remedy, notwithstanding any provision to the contrary contained in this Agreement, and this Agreement shall become null and void, and the parties hereto shall have no further rights or obligations under this Agreement or to one another, except for such provisions which explicitly survive the termination of this Agreement. If Purchaser does not so terminate, Purchaser shall be deemed to have waived each such issue, encumbrance and exception which shall then each be deemed one of the Permitted Encumbrances and Purchaser shall proceed to Closing in accordance with the terms of this Agreement.

(b)     Notwithstanding anything to the contrary contained in this Agreement, prior to Purchaser or Purchaser’s Representatives entering the Property, Purchaser shall deliver to Seller a certificate of insurance naming Seller as an additional insured and evidencing that Purchaser has liability insurance covering injury or damage to persons and property and loss of life in an amount not less than Two Million and 00/100 (US $2,000,000.00) Dollars in form and with a deductible reasonably satisfactory to Seller on an occurrence basis resulting from, arising out of or relating to the Inspections or any act or negligence of Purchaser or Purchaser’s Representatives at or about the Property. Purchaser agrees to keep such insurance in effect until the earlier of the (i) Closing and (ii) the date the Agreement is terminated pursuant to its terms. Purchaser shall promptly restore any damage or disturbance to the Property and/or the Personal Property or other property of Seller caused by Purchaser’s Inspections or any act or negligence of Purchaser or Purchaser’s Representatives at or about the Property during or following any Inspections, except for any of the foregoing resulting from any preexisting condition on the Property or any portion thereof, including, but not limited to, any adverse, harmful or dangerous conditions or substances which may be discovered, disclosed, disbursed or uncovered by virtue of any such entry or inspections or the discovery of the violation of any applicable law, except to the extent any such preexisting conditions are exacerbated by Purchaser or Purchaser’s Representatives. Purchaser shall indemnify Seller Indemnitees (as hereinafter defined in Section 12.04(b) of this Agreement) against, and hold them harmless from, any Losses (as hereinafter defined in Section 12.04(a) of this Agreement) incurred by or imposed upon any Seller Indemnitee that results from, arises out of or relates to the Inspections or any act or negligence of Purchaser or Purchaser’s Representatives at or about the Property subject to the amount limitation set forth in Section 12.04, except for any Losses resulting from any preexisting condition on the Property or any portion thereof, including, but not limited to, any adverse, harmful or dangerous conditions or substances which may be discovered, disclosed, disbursed or uncovered by virtue of any such entry or inspections or the discovery of the violation of any applicable law, except to the extent any such preexisting conditions are exacerbated by Purchaser or Purchaser’s Representatives. The provisions of this Section 1.04(b) shall survive the Closing or, if the Closing does not occur, the termination of this Agreement, notwithstanding anything in this Agreement to the contrary.

ARTICLE 2
PURCHASE PRICE AND RELATED TERMS

        2.01 Purchase Price

        The purchase price to be paid by Purchaser to Seller under this Agreement is Four Million Two Hundred and Fifty Thousand and 00/100 (US$4,250,000.00) Dollars (“Purchase Price”), comprised of Four Million and 00/100 (US$4,000,000.00) Dollars in immediately available U.S. funds to be paid on Closing and Two Hundred and Fifty Thousand and 00/100 (US$250,000.00) Dollars in services in kind to be provided by Purchaser to Seller or Seller’s affiliates on or after the Closing as set out in Section 2.06 below. The Purchase Price shall be subject to adjustment as provided in Section 2.05. The prorations described in Section 2.05 shall be determined as of the Closing Date and shall be mutually agreed upon by the parties outside of escrow at least two (2) Business Days prior to the Closing.

        2.02 Deposit

        Upon the execution of this Agreement, Purchaser shall deposit the sum of Three Hundred Thousand and 00/100 (US$300,000.00) Dollars (“Deposit”) in immediately available funds with the Title Company (in such capacity, the “Escrow Agent”). Escrow Agent will invest the Deposit into an interest-bearing account with a financial institution insured by an agency of the federal government as directed in writing by Purchaser. All interest on the Deposit shall be credited to the account of Purchaser subject to the provisions of Section 2.03 and shall be part of the Deposit. Purchaser certifies that its federal employer identification number is 45-0564282.

        2.03 Non-Refundable

(a)     The Deposit is non-refundable except that the Deposit will be refunded and returned to Purchaser in the event: (a) Purchaser elects, or is deemed to have elected, to cancel this Agreement under Sections 1.04, 10.02 or 13.02(a); or (b) this transaction fails to close on the Scheduled Closing Date (as defined in Article 9) by reason of Seller’s failure to perform Seller’s Closing Obligations set forth in Article 4 or other default by Seller such that Purchaser elects to cancel this Agreement pursuant to Purchaser’s cancellation rights under Section 12.02(a). If Purchaser acquires the Property and Personal Property, the Deposit and the interest thereon will be applied towards payment of the Purchase Price. If, on or before the Scheduled Closing Date: (i) Purchaser breaches this Agreement and fails to perform Purchaser’s Closing Obligations set forth in Article 5; and (ii) Seller elects to cancel this Agreement and to be paid the Deposit in accordance with the provisions of Section 12.01, then Escrow Agent shall immediately disburse the Deposit to Seller.

        2.04 No Financing Contingency/No Seller Financing

        Closing is not contingent on Purchaser’s ability to obtain financing and the Closing will not be deferred to allow Purchaser time to obtain financing. No financing for this transaction will be provided or has been promised by Seller.

        2.05 Prorations, Credits and Other Adjustments

        At Closing, Seller and Purchaser shall make the following prorations and other adjustments, with the net amount consequently owing to or by Seller to be added to or subtracted from the proceeds of the Purchase Price payable to Seller at Closing. Expenses of the Property and the Personal Property shall be prorated as of the Closing with Seller liable for all expenses with respect to the period prior to the Closing and Purchaser liable for all expenses with respect to the period from and after the Closing (subject to the terms of the Equipment Lease and Facilities Use Agreement as defined in Section 4.01).

(a)     Proration of Taxes. All real estate taxes (including school, park, utility and special assessments, if any) and all personal property taxes which are assessed or assessable against the Property and Personal Property (collectively, “Taxes”) for the period in which the Closing occurs shall be prorated between Purchaser and Seller as of the Closing in accordance with local custom for commercial real estate transaction, based on the most recent tax bills then available. Seller has no Actual Knowledge (as defined in Section 3.02) of any unpaid assessments presently outstanding against the Property excepting customary real estate taxes not yet due and payable (subject to allocation as provided in the immediately preceding sentence), and any unpaid assessments or installments thereof now appearing as a matter of public record. Seller shall be responsible to pay for all installments of municipal or other governmental assessments levied against the Property prior to the execution of this Agreement or levied against the Property after the execution of this Agreement by reason of work ordered, commenced and completed prior to the execution of this Agreement, to the extent such installments become due and payable prior to Closing; and, if Closing occurs, Purchaser shall be responsible to pay for all installments of the foregoing becoming due and payable after Closing and for all assessments levied against the Property after the execution of this Agreement by reason of work or improvements ordered, commenced or completed after the execution of this Agreement, if any.

(b)     Proration of Expenses. Utility charges (but excluding any utility deposits) and amounts paid or payable under the Service Contracts shall be prorated between Seller and Purchaser as of the Closing.

(c)     Estimates. If the actual amount of any items to be prorated between Seller and Purchaser cannot be determined as of the Closing Date, Seller and Purchaser shall make reasonable estimates of such amounts (based upon past amounts, if known) at Closing and prorate based upon such estimated amounts. When the actual amounts of such estimated amounts become known, Seller and Purchaser shall reprorate such items and the credit, if any, to either party shall be paid by the other party within ten (10) days after such proration. The provisions of this Section 2.05(c) shall survive the Closing.

        2.06 Services-in-Kind

        Part of the Purchase Price (in the amount of Two Hundred and Fifty Thousand and 00/100 (US$250,000.00) Dollars) will be paid by the provision of services by Purchaser or Purchaser’s affiliates to Seller or Seller’s affiliates on or after the Closing having a fair market value equivalent to Two Hundred and Fifty Thousand and 00/100 (US$250,000.00) Dollars. Subsequent to the execution of this Agreement and prior to Closing, Purchaser and Seller shall enter into a mutually acceptable agreement setting out the terms and conditions relating to the provision of such services (the “Services Agreement”).

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

        3.01 Independent Evaluation; "AS-IS" and "WHERE-IS" Sale

        PURCHASER HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL IN CONNECTION WITH THE TRANSACTION CONTEMPLATED HEREBY. PURCHASER REPRESENTS AND WARRANTS TO SELLER THAT, IN PERFORMING ITS DUE DILIGENCE, PURCHASER HAS REVIEWED THE TITLE TO AND THE PHYSICAL CONDITION OF THE PROPERTY AND THE PERSONAL PROPERTY, AND THAT, SUBJECT TO SECTION 1.04, IT HAS CONDUCTED SUCH INDEPENDENT DUE DILIGENCE AS IT DEEMED APPROPRIATE IN CONNECTION WITH THE PURCHASE OF THE PROPERTY AND PERSONAL PROPERTY, AND HAS NOT ASSUMED THE COMPLETENESS OR ACCURACY (IN THE CASE OF THIRD PARTY INFORMATION) OF ANY INFORMATION THAT SELLER PROVIDED OR MADE AVAILABLE TO PURCHASER, WHETHER WRITTEN OR ORAL, OR IN THE FORM OF APPRAISALS, MAPS, SURVEYS, PLOTS, SOIL REPORTS, ENGINEERING STUDIES, ENVIRONMENTAL STUDIES, INSPECTION REPORTS, PLANS, SPECIFICATIONS, DUE DILIGENCE REPORTS, OR ANY OTHER INFORMATION PERTAINING TO THE PROPERTY, THE PERSONAL PROPERTY AND THE LICENSES.

        THE PROPERTY AND PERSONAL PROPERTY IS BEING PURCHASED AND SOLD “AS-IS”, “WHERE-IS” and “WITH ALL FAULTS” AND WITHOUT ANY RECOURSE OR WARRANTY WHATSOEVER (EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT), INCLUDING, WITHOUT LIMITATION, WARRANTIES WITH REGARD TO THE CONDITION OF THE PROPERTY AND PERSONAL PROPERTY, AND ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE AND HABITABILITY. THE PURCHASE PRICE AND THE TERMS AND CONDITIONS SET FORTH HEREIN ARE THE RESULT OF ARM’S-LENGTH BARGAINING BETWEEN ENTITIES FAMILIAR WITH TRANSACTIONS OF THIS KIND. EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, NEITHER SELLER, NOR ITS EMPLOYEES, REPRESENTATIVES, ATTORNEYS, AGENTS, OFFICERS OR DIRECTORS HAVE MADE OR MAKE ANY STATEMENTS, REPRESENTATIONS OR WARRANTIES (WHETHER EXPRESS OR IMPLIED), INCLUDING, WITHOUT LIMITATION, ANY RELATING TO: (A) THE VALUE OF THE PROPERTY AND PERSONAL PROPERTY; (B) THE VALIDITY OF ANY THIRD PARTY REPORT OR DOCUMENT RELATED TO THE PROPERTY AND PERSONAL PROPERTY FURNISHED BY SELLER TO PURCHASER; AND (C) THE CONDITION OF TITLE TO THE PROPERTY AND PERSONAL PROPERTY.

        EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, PURCHASER SHALL RELY ONLY UPON ANY TITLE INSURANCE OBTAINED BY PURCHASER WITH RESPECT TO THE TITLE AND OWNERSHIP TO THE PROPERTY, AND SHALL BEAR ALL RISKS AND CLAIMS WITH RESPECT TO: (A) USE AND OCCUPANCY OF THE PROPERTY AND (B) CLAIMS RELATED TO THE PROFITABILITY, VALUE OR PHYSICAL CONDITION OF THE PROPERTY OR THE PERSONAL PROPERTY.

        SELLER IS ONLY SELLING THE PROPERTY AND PERSONAL PROPERTY AND ASSIGNING THE LICENSES AND SERVICE CONTRACTS AND NO BUSINESS OPERATIONS, CUSTOMERS, REVENUE OR INCOME IS BEING CONVEYED OR TRANSFERRED BY SELLER TO PURCHASER AS PART OF THIS TRANSACTION.

Purchaser's Initials	Seller's Initials

        3.02 Seller’s Representations and Warranties

        Seller represents and warrants to Purchaser as follows as of the Effective Date and to be restated effective (A) as of the Closing Date and (B) with respect to the representations and warranties set forth in subsections (a), (b), (c), (e), (g), (i) and (j) (insofar as they relate solely to the Licenses (but only with respect to any change resulting from Seller’s acts with respect to the Licenses after the Closing Date)), as of the FCC Assignment Date (as defined in Article 15):

(a)     Seller is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware.

(b)     Seller has all requisite power and authority to enter into and perform and carry out this Agreement and the transactions contemplated hereby. Seller has taken all requisite action to authorize the execution and delivery of this Agreement and the performance and delivery of this Agreement and the performance and consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered on behalf of Seller and constitutes the valid, binding and enforceable obligation of Seller. The documents to be delivered by Seller pursuant to Sections 4.01 and 4.02, upon execution and delivery thereof, constitute the valid, binding and enforceable assignments, conveyances and transfers of Seller, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies.

(c)     Neither the execution and delivery of this Agreement by Seller and all documents contemplated hereby nor the consummation of the transactions contemplated hereby will, after the giving of notice or the lapse of time, conflict with, result in a breach of, or constitute a default under the constituent documents of Seller, nor: (i) will result in a material breach of any agreement, commitment or arrangement, to which Seller is a party; (ii) will result in the creation by or through Seller of any lien or encumbrance on or affecting the Property, the Personal Property or the Licenses; (iii) to the Actual Knowledge of the Seller, subject, with respect to the Licenses, to the FCC Approvals (as defined in Section 15.01(a)), will violate the terms and conditions of any Licenses; (iv) to the Actual Knowledge of the Seller, subject, with respect to the Licenses, to the FCC Approvals, will violate the Communications Act or the rules or regulations of the FCC; or (v) to the Actual Knowledge of the Seller, subject, with respect to the Licenses, to the FCC Approvals, will result in the loss, suspension, revocation or adverse modification of any of the Licenses.

(d)     Seller will transfer good title to the Personal Property to Purchaser free and clear of all liens and encumbrances and will also transfer good, marketable and insurable title to the Real Property to Purchaser free and clear of all liens and encumbrances (other than Permitted Encumbrances). The conveyance documents to be delivered to Purchaser by Seller at the Closing will be in a form and substance sufficient to vest in Purchaser, or its permitted assigns, good title to the Personal Property free and clear of all liens and encumbrances and good, marketable and insurable title to the Property free and clear of all liens and encumbrances (other than the Permitted Encumbrances).

(e)     No consents or approvals by Seller’s owners, lenders or other private third parties are required to be made or obtained by the Seller in connection with the execution, delivery or performance by the Seller of this Agreement, or to transfer the Property, Personal Property and Licenses. To the Actual Knowledge of the Seller and except for the FCC Approvals, no consents or approval of, or filings or registrations with, any regulatory authority are required to be made or obtained by the Seller in connection with the execution, delivery or performance by the Seller of this Agreement, or to transfer the Property, Personal Property and Licenses, other than any consents, approvals, filings or registrations, the absence of which would not reasonably be likely to limit or prevent the transfer of the Property, Personal Property and/or the Licenses pursuant to this Agreement.

(f)     To the Actual Knowledge of the Seller (A) except as may be disclosed in documentation provided to the Purchaser prior to execution of this Agreement, none of the Property (including soils, groundwater, surface water, buildings or other structures) is contaminated with any hazardous substance, although some hazardous substances (such as fuel, kerosene, battery acid and cleaning agents) are stored or used on the Property in a manner that does not violate applicable law; (B) except as may be disclosed in documentation provided to the Purchaser prior to execution of this Agreement, the Seller is not subject to liability for any hazardous substance disposal or contamination with respect to the Property or the Personal Property; (C) except as may be disclosed in documentation provided to the Purchaser prior to execution of this Agreement, the Seller has not received any written notice, demand, letter, claim or request for information alleging that it or any of its affiliates may be in violation of or subject to liability under any environmental laws or regulations with respect to the Property or the Personal Property; and (D) the Seller is not subject to any order, decree, injunction or other arrangement with any governmental entity or any indemnity or other agreement with any third party relating to liability under any environmental law or regulation, or relating to hazardous substances with respect to the Property or the Personal Property.

(g)     To the Actual Knowledge of the Seller, (i) there are no pending or threatened litigation or administrative proceeding which might or could adversely affect the Property and/or the Personal Property and/or the Licenses, and (ii) neither Seller nor any of its affiliates is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any governmental entity relative to the Property, the Personal Property or Licenses that has not been fully satisfied and discharged.

(h)     To the Actual Knowledge of the Seller, the Property: (A) has legal access to public roads or streets; and (B) is served by an electric utility.

(i)     The Licenses are in full force and effect and are current and, to the Actual Knowledge of the Seller, no suspension or cancellation of any of them is threatened or is reasonably likely. To the Actual Knowledge of the Seller, Seller has all permits, licenses, authorizations, orders and approvals of a material nature that are required in order to permit the Seller to own and operate the Property and Personal Property in compliance with the Licenses. For certainty, the parties agree and acknowledge that the receive-only antenna listed in Exhibit E is not registered with the FCC.

(j)     Seller has no Actual Knowledge of any tax appeals or increases in tax assessments pending or proposed with respect to the Property, Personal Property and/or Licenses and all taxes due on any of the Property, Personal Property and/or Licenses have been paid in full or will be paid in full on Closing; provided, however, if taxes, except with respect to the Property, have not been paid in full on or before Closing, Seller shall not be in breach if Seller shall comply with the provisions of Section 3.02(m) with respect to taxes.

(k)     Seller has no Actual Knowledge of and has received no orders, notices or directives from or issued by any governmental entity requiring that any work, repairs, construction, alterations, improvements or installations be performed or asserting or declaring any violation of any federal, state, county or municipal laws, ordinances, codes, rules, regulations, orders, requirements, covenants, conditions, restrictions and matters of record that are currently pending or have not been resolved and no issuance of such orders is to the Actual Knowledge of the Seller pending or threatened.

(l)     No work has been done or ordered, or materials furnished in or about the Property, for which the statutory period for filing any mechanic’s or materialmen’s lien has not expired and for which full payment has not been made and there are no such mechanic’s or materialmen’s lien (whether or not perfected) on or affecting the Property. If such work shall be done or ordered or materials furnished, the same shall be paid for in full by Seller prior to Closing and Seller shall so certify by affidavit at the Closing in order that the Title Company’s mechanic’s lien exception shall be removed from Purchaser’s Title Policy without additional cost, charge or premium.

(m)     The transfer of the Property, the Personal Property and the Licenses to Purchaser shall not create any liability or lien under any of the provisions of Pennsylvania law commonly referred to as the “bulk sales statutes.” If applicable, Seller shall timely provide all notices and file all required returns and applications as required under applicable law for the purpose of obtaining and presenting to the Title Company at Closing a clearance certificate showing that all reports and returns have been filed and all taxes payable by Seller have been paid up to the Closing Date. In the event that any such clearance certificate is not available on or before Closing, then Seller shall deposit such sums with the Title Company which shall include, at Purchaser’s option, all sums shown on any lien certificate obtained, plus the parties’ reasonable estimate of those unsettled or undetermined liabilities of Seller, as may be reasonably required to protect Purchaser against loss by reason of the non-payment of Seller of all taxes and other sums payable by Seller to date of conveyance and Seller’s failure to obtain and deliver clearance certificates showing that all reports have been filed with the Commonwealth of Pennsylvania and that all such taxes and other sums have been paid, and the parties and the Escrow Agent shall enter into a reasonably acceptable escrow agreement with respect thereto. Seller, by written agreement, will agree to and shall indemnify, defend and save harmless Purchaser and Purchaser’s Representatives from and against any and all liability, loss, damage, claims, costs (including, but not limited to, reasonable legal fees and court costs), damages or expenses incurred by or asserted against Purchaser or Purchaser’s Representatives that may arise from Seller’s failure to pay any tax due and owing to the Commonwealth of Pennsylvania or to provide proper notice under any “bulk sales statute” or to deliver such certificate, or for any tax liability of Seller.

        For the purposes of this Agreement, “Actual Knowledge” means the actual knowledge, without investigation, of Patrick M. Enright, Vice President – Network Services, Telesat Canada (the indirect parent of Seller), who has been responsible for Hawley Teleport since the Hawley Teleport was acquired from Loral Skynet Corporation (which operated the Hawley Teleport prior to Seller), Rich Currier, the former President of Loral Skynet Corporation, who was responsible for Hawley Teleport until the acquisition of the Hawley Teleport by Seller, and Colin Bell, Deputy General Counsel, Telesat Canada, and formerly Deputy General Counsel of Loral Skynet Corporation.

        If the Purchaser learns of or discovers any breach of Seller’s representations or warranties or of the inaccuracy of any representation or warranty set forth in this Section 3.02 Purchaser shall immediately give Seller written notice specifying the nature of such breach or inaccuracy; provided, however, that the non-delivery of such notice shall not affect Purchaser’s right to indemnification or other remedies pursuant to this Agreement or at law.

        Notwithstanding anything to the contrary contained in this Agreement or at law, if at or prior to the expiration of the Due Diligence Period, Purchaser or Purchaser’s Representatives discover or learn that Seller has breached in a material manner any of Seller’s representations or warranties set forth in this Section 3.02, or that any of Seller’s representations or warranties set forth in this Section 3.02 are false, incorrect or inaccurate in any material respect, Purchaser’s exclusive remedies shall be as set forth in Section 1.04(a).

        3.03 Purchaser’s Current Representations and Warranties

        As of the Effective Date, Purchaser represents and warrants to Seller as follows:

(a)     Purchaser is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, and, upon the Closing, it or its permitted assignee will be duly registered and authorized to do business in the Commonwealth of Pennsylvania.

(b)     Purchaser has the requisite power and authority to enter into, perform and carry out this Agreement and the transactions contemplated hereby, including without limitation, the purchase of the Property and the Personal Property.

(c)     This Agreement has been duly executed and delivered by Purchaser and constitutes the valid, binding and enforceable obligation of Purchaser, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies.

(d)     Neither the execution, delivery and performance of this Agreement by Purchaser and all documents contemplated hereby nor the consummation of the transactions contemplated hereby will, after the giving of notice or the lapse of time, conflict with, result in a breach of, or constitute a default under: (i) any term or provision of Purchaser’s constituent entity documents; (ii) any agreement, commitment or arrangement to which Purchaser is bound; nor (iii) any federal, state or local law, statute, ordinance, rule or regulation or any other law or court or administrative judgment, order or process to which Purchaser is bound, provided that, with respect to the Licenses, the FCC Approvals have been obtained.

        3.04 Purchaser’s Closing Date Representations and Warranties

        As of the Closing Date, Purchaser represents and warrants to Seller as follows:

(a)     The representations, warranties and covenants set forth in Section 3.03 are incorporated by reference herein and are made as of the Closing Date.

(b)     The performance and consummation by Purchaser of the transactions contemplated herein to be performed by Purchaser hereunder have been duly authorized by any and all action necessary by Purchaser. All documents executed in connection herewith, upon execution and delivery thereof by Purchaser, constitute valid, binding and enforceable obligations of Purchaser, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies.

(c)     Purchaser has consulted with and has been advised by consultants that are knowledgeable in matters it deems relevant or material to this transaction, and, subject to Section 1.04, that it has either made all of the inspections and investigations Purchaser deems necessary or desirable in connection with its purchase of the Property, the Personal Property, and the assignment of the Licenses and the Service Contracts and/or it has made sufficient investigations and inspections for its own purposes and has accordingly decided to purchase the Property, Personal Property, and take an assignment of the Licenses and the Service Contracts on the basis set forth herein. Except as set forth in Section 1.04, Purchaser has inspected the Property and Personal Property, the current physical condition and state thereof, and, except as expressly set forth herein, shall rely on its own inspection and Due Diligence.

ARTICLE 4
SELLER’S CLOSING OBLIGATIONS

        4.01 Documents

      At the Closing, Seller shall:

(a)     Deliver to Purchaser a Special Warranty Deed (“Deed”) in the form attached hereto as Exhibit H and made a part hereof, duly executed by Seller.

(b)     Deliver to Purchaser such instruments as are necessary or reasonably required by Purchaser and Title Company to evidence the authority of Seller and its signatories to execute this Agreement and the other documents to be executed by Seller in connection with the transaction contemplated herein.

(c)     Deliver to Purchaser a certificate of Seller certifying that Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code, as amended, in the form set forth in Treasury Regulations Section 1.1445-2.

(d)     Deliver to Purchaser a certificate of good standing for Seller, issued by the Secretary of State of the State of Delaware, dated within ten (10) days of the Closing Date.

(e)     Duly complete all tax forms required to be completed by Seller at law and cause all such forms to be filed at the Closing or the required due date (subject to the obligation of Purchaser under Section 5.01).

(f)     Deliver to Purchaser a Bill of Sale and Assignment and Assumption Agreement with respect to the Personal Property and the Service Contracts in the form attached hereto as Exhibit I and made a part hereof.

(g)     Deliver to Purchaser and Title Company customary owner’s affidavits, releases or discharges of mortgage liens and tax clearance, subject to Section 3.02(m), and other documents to the extent applicable to the Property and the Personal Property, as may be necessary for the issuance of the Title Policy in accordance with the terms of this Agreement.

(h)     Deliver to Purchaser title to the Property in the condition set forth in Section 8.01.

(i)     Seller shall have cured the matters which Seller shall have agreed to cure pursuant to Section 1.04.

(j)     Deliver to Purchaser duly executed copies of (i) the Services Agreement (subject to Section 5.01), and (ii) the Equipment Lease and Facilities Use substantially in the form attached hereto as Exhibit J (the “Equipment Lease and Facilities Use Agreement”).

(k)     Deliver to Purchaser an assignment of the Service Contracts and an indemnification for any liability under the Service Contracts arising prior to Closing.

        4.02 Other Documents

        On or before the Closing Date, Seller shall also deliver any other documents specifically required by this Agreement to be delivered by Seller.

        4.03 Payment Obligations

        Seller shall instruct Escrow Agent to pay Seller’s payment obligations due at Closing out of the Purchase Price.

        4.04 Seller’s Closing Obligations

        Seller’s obligations under this Article 4 are called “Seller’s Closing Obligations”.

        4.05 Removal of Excluded Property

        Seller shall make reasonable commercial efforts to remove the Excluded Assets from the Property by Closing. However, if any Excluded Assets remain on the Property at Closing, Purchaser shall allow Seller to enter onto the Property on reasonable notice for a period of two (2) weeks after Closing to remove any such remaining Excluded Assets; provided, however, that in the event the Excluded Assets are removed after the Closing, Seller shall indemnify and hold Purchaser harmless against any Losses caused to the Property and/or the Personal Property or other property of Purchaser as a result of the removal of the Excluded Assets subject to the amount limitation set forth in Section 12.04.

ARTICLE 5
PURCHASER’S CLOSING OBLIGATIONS

        5.01 Delivery

        At the Closing, Purchaser shall deliver to Seller the Purchase Price (less the Deposit and interest thereon) in immediately available good U.S. funds as it may be adjusted under Section 2.05, and duly executed copies of (i) the Services Agreement, and (ii) the Equipment Lease and Facilities Use Agreement; provided, however, and notwithstanding anything to the contrary in this Agreement, if the FCC Approvals have been received by Closing, the parties shall not enter into the Equipment Lease and Facilities Use Agreement. Notwithstanding any provision to the contrary contained in this Agreement, Seller shall have the unilateral right to waive the requirement for the Services Agreement to have been executed by both parties on Closing, provided, however, that the parties shall be obligated to continue to negotiate and enter into a Services Agreement as soon as possible after Closing.

        5.02 Other Documents

        At Closing, Purchaser shall deliver to Seller an assumption of the Service Contracts and indemnification for any liability under the Service Contracts first arising from and after Closing and any other documents and perform any other obligations required by this Agreement to be delivered or performed by Purchaser.

        5.03 Forms

        Purchaser shall duly complete and execute all required conveyance tax forms and cause all such forms to be filed by the Escrow Agent at Closing.

        5.04 Payment Obligations

        Purchaser shall complete all other payment obligations due at Closing, including without limitation, the payments set forth in Article 9, and Sections 6.01 and 6.03 below.

        5.05 Purchaser’s Closing Obligations

        Purchaser’s obligations under this Article 5 are called “Purchaser’s Closing Obligations”.

ARTICLE 6
CLOSING EXPENSES

        6.01 Purchaser’s Costs

        Purchaser shall pay the Commonwealth of Pennsylvania stamp taxes, transfer taxes, conveyance taxes and sales and use taxes applicable to the transfer of title to the Property, the Personal Property and the Licenses, and all costs associated with (e.g., title search costs) the premium for the Title Policy, the costs of the Survey, and the fees and costs of Purchaser’s legal counsel.

        6.02 Seller’s Costs

        Seller shall pay the fees and costs of Seller’s legal counsel.

        6.03 Closing Costs

        Seller and Purchaser shall each pay one-half (1/2) of the escrow fees and all fees for recordation of title instruments. The provisions of this Article 6 shall survive the Closing or, if the Closing does not occur, the termination of this Agreement.

ARTICLE 7
BROKERS

        7.01 Brokers

        Seller has retained Davis R. Chant Realtors, Inc. (“Broker”) in connection with the sale of the Property. To the extent Broker is due a commission as a result of the sale of the Property, Seller shall pay Broker such commission. Except for Broker, Seller and Purchaser each represents and warrants to the other that it has not engaged any other finder, broker or real estate agent in connection with this transaction; provided, however, that Purchaser may be required to pay Bruce Allen a fee upon the sale of the Property pursuant to an agreement between Purchaser and Mr. Allen. Each party hereto shall indemnify, defend and hold harmless the other party from and against any and all costs, claims and expenses, including attorneys’ fees, arising out of any claim by any person or entity, claiming to be entitled to a fee, commission or charge as a result of services allegedly rendered to or as a result of having dealt with the indemnifying party in connection with this Agreement or the Property, the Personal Property or the Licenses, provided, however, that Purchaser shall not be required to indemnify Seller for any amount due to the Broker and Seller shall not be required to indemnify Purchaser for any amount due to Mr. Allen. The provisions of this Section 7.01 shall survive the Closing or, if the Closing does not occur, the termination of this Agreement.

ARTICLE 8
TITLE; TITLE INSURANCE

        8.01 Title

        At Closing, Seller shall convey the Property to Purchaser subject only to: (a) the Permitted Encumbrances; and (b) matters which may be created or suffered by Purchaser (collectively, the “Permitted Exceptions”). At Closing, Seller shall transfer the Personal Property to Purchaser free and clear of all liens and encumbrances.

ARTICLE 9
CLOSING MATTERS

        9.01 Closing

        The “Closing” referred to in this Agreement shall be deemed to have taken place upon the delivery of all requisite documents and the “Closing Date” referred to in this Agreement shall be the date of delivery of the Deed to Purchaser. Subject to the satisfaction of Purchaser’s Conditions (Article 10) and Seller’s Conditions (Article 11) or the waiver of a condition not met, the Closing shall take place on May 1, 2008, or as mutually agreed upon by Seller and Purchaser (“Scheduled Closing Date”). Except as provided in Section 9.02, the Scheduled Closing Date may not be extended without the written approval of both Seller and Purchaser. The Licenses shall not be assigned or transferred until the FCC Assignment Date as defined in Section 15.01(f).

        9.02 Pre-Closing

        Seller and Purchaser shall pre-close at the offices of Title Company or at such other place as may be mutually agreed upon, two (2) Business Days prior to the Scheduled Closing Date, where the execution of required documents (“Closing Documents”) shall take place and all items to be delivered at the Closing shall be delivered to Escrow Agent. Upon Escrow Agent’s confirmation of receipt of the Purchase Price in immediately available good U.S. funds and upon Escrow Agent’s irrevocable commitment to release such funds to Seller promptly following the Closing (subject to adjustment in accordance herewith), Escrow Agent shall cause the requisite Closing Documents to be released and delivered to the parties and filed and/or recorded in the Office of the Recorder of Deeds of Pike County, Pennsylvania.

ARTICLE 10
PURCHASER’S CONDITIONS

        10.01 Purchaser’s Conditions

        Purchaser’s obligation to purchase the Property and the Personal Property and to assume the rights and obligations under the Service Contracts shall be subject to the following conditions (collectively, the “Purchaser’s Conditions”):

(a)     As of the Closing Date, all of the representations and warranties by Seller hereunder shall be true and correct in all material respects as if made on the Closing Date, except for any representations and warranties that Purchaser or Purchaser’s Representatives have discovered not to be true and correct as a result of its Investigations or otherwise disclosed to or discovered by Purchaser or Purchaser’s Representatives prior to the expiration of the Due Diligence Period.

(b)     As of the Closing Date, Seller shall have performed all of Seller’s Closing Obligations.

(c)     Notwithstanding any provision to the contrary contained in this Agreement, it shall not be a condition of Closing that some or all of the Service Contracts be assigned to Purchaser, provided Seller used commercially reasonable efforts to assign such Service Contracts.

        10.02 Extension

        In the event that any one or more of Purchaser’s Conditions is not satisfied and completed in all material respects by the Scheduled Closing Date, subject to extensions only as set forth herein, Purchaser, by written notice to Seller, shall either: (i) waive the condition not met (or the exception not removed) and proceed with Closing; or (ii) agree to an extension of the Scheduled Closing Date not to exceed three (3) days. Any condition which is specifically and intentionally waived in writing by Purchaser for purposes of Closing shall be a waiver for all purposes including a waiver of all remedies for any breach by Seller of Seller’s covenants (if any) with respect to such condition. If such condition is not satisfied within the three (3) day extension period and Purchaser does not waive such condition and proceed to Closing, this Agreement shall automatically terminate whereupon the Deposit shall be returned to Purchaser by Escrow Agent immediately upon Purchaser’s demand and Purchaser shall be entitled to pursue its legal and/or equitable remedies subject to the limitations contained in Article 12.

ARTICLE 11
SELLER’S CONDITIONS

        11.01 Seller’s Conditions

        Seller’s obligation to sell the Property and the Personal Property and to assign the rights and obligations under the Service Contracts shall be subject to the following conditions precedent (collectively, the “Seller’s Conditions”):

(a)     As of the Closing Date, there shall be no uncured breach by Purchaser of its covenants and obligations hereunder.

(b)     Purchaser shall have timely made all deposits and payments required hereunder and shall have performed all of Purchaser’s Closing Obligations.

        11.02 Extension

        In the event that any of Seller’s Conditions is not satisfied and completed in all material respects by the Scheduled Closing Date, then Seller, by written notice to Purchaser, shall: (i) waive the condition not met and proceed with Closing; or (ii) agree to a three (3) day extension of the Scheduled Closing Date. Seller’s election to waive the condition not met shall waive any claim Seller may have for any breach by Purchaser with respect to any condition waived. If such condition is not satisfied within the three (3) day extension period and Seller does not waive any such condition and proceeds to Closing, this Agreement shall automatically terminate and the Deposit shall be immediately remitted to Seller and Seller shall be entitled to pursue its legal and/or equitable remedies subject to the limitations contained in Article 12.

ARTICLE 12
REMEDIES AND INDEMNIFICATION

        12.01 Seller’s Election

        In the event the sale of the Property, the Personal Property and/or the assignment of the Licenses as contemplated hereunder is not timely consummated because of a default under this Agreement on the part of Purchaser, and Seller is not in default beyond any applicable notice and cure period, Seller may cancel this Agreement and be paid the Deposit and all accrued interest as a pre-estimate of Seller’s damages and not as a penalty and Seller may enforce such other legal and/or equitable rights as it may have up to a total aggregate amount under this Agreement not to exceed Two Million and 00/100 (US$2,000,000.00) Dollars, and in no event shall Purchaser be liable for indirect, consequential or punitive damages.

        12.02 Purchaser’s Election

        In the event (i) the sale of the Property, the Personal Property and/or assignment of the Licenses as contemplated hereunder is not timely consummated because of a default under this Agreement on the part of Seller, and Purchaser is not in default beyond any applicable notice and cure period, or (ii) there is a material breach of a representation or warranty of Seller that is contained in this Agreement, except for a material breach of a representation or warranty discovered by Purchaser or Purchaser’s Representatives in connection with the Investigations or otherwise disclosed to or discovered by Purchaser or Purchaser’s Representatives prior to the expiration of the Due Diligence Period, and subject to Seller’s right to cure within the applicable cure period, Purchaser’s exclusive remedies shall be (at Purchaser’s sole discretion): (a) to cancel this Agreement and to receive a refund of the Deposit and all accrued interest, (b) to seek specific performance against Seller, (c) agree with Seller on an adjustment to the Purchase Price to reflect the default, inaccuracy or breach, as applicable, or (d) enforce such other legal and/or equitable rights as it may have up to a total aggregate amount under this Agreement not to exceed Two Million and 00/100 (US$2,000,000.00) Dollars, and in no event shall Seller be liable for indirect, consequential or punitive damages.

        12.03 Notice and Cure

        Except for the failure of a party to proceed to Closing in breach of this Agreement, if a party is otherwise in default under this Agreement, the non-defaulting party may not terminate this Agreement or exercise its other rights until after the non-defaulting party has given ten (10) days’ notice of default to the defaulting party and such party has failed to cure such default within such period.

        12.04 Indemnification

    (a)        Seller shall indemnify Purchaser and its directors, officers, stockholders, representatives, agents, successors and assigns (each, a “Purchaser Indemnitee”) against, and hold them harmless from, any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) (collectively, “Losses”), incurred by or imposed upon any Purchaser Indemnitee that results from, arises out of, or relates to:

    (i)        any material inaccuracy in or material breach of any representation or warranty of Seller that is contained in this Agreement or in any agreement, certificate or other instrument delivered by Seller pursuant to this Agreement, except for a material inaccuracy or material breach of a representation or warranty discovered by Purchaser or Purchaser’s Representatives in connection with the Investigations or otherwise disclosed to or discovered by Purchaser or Purchaser’s Representatives prior to the expiration of the Due Diligence Period, and subject to Seller’s right to cure in accordance with Section 1.04;

    (ii)        any material breach or material non-performance of any covenant or agreement of Seller that is contained in this Agreement or in any agreement, certificate or other instrument delivered by Seller pursuant to this Agreement; and

    (iii)       the Excluded Property, to a total aggregate amount under this Agreement not to exceed Two Million and 00/100 (US$2,000,000.00) Dollars (for avoidance of doubt, the total liability of Seller under this Agreement, including under Sections 12.02 and this Section 12.04(a), shall not exceed Two Million and 00/100 (US$2,000,000.00) Dollars), and in no event shall Seller be liable for indirect, consequential or punitive damages; provided, however, that such limitations shall not apply to any claims resulting from (A) the fraud or willful misconduct of Seller and (B) Section 3.02(m).

    (b)        Purchaser shall indemnify Seller and its directors, officers, stockholders, representatives, agents, successors and assigns (each, a “Seller Indemnitee”) against, and hold them harmless from, any Losses, incurred by or imposed upon any Seller Indemnitee that results from, arises out of, or relates to:

    (i)        any material inaccuracy in or material breach of any representation or warranty of Purchaser that is contained in this Agreement or in any agreement, certificate or other instrument delivered by Purchaser pursuant to this Agreement; and

    (ii)        any material breach or material non-performance of any covenant or agreement of Purchaser that is contained in this Agreement or in any agreement, certificate or other instrument delivered by Purchaser pursuant to this Agreement, to a total aggregate amount under this Agreement not to exceed Two Million and 00/100 (US$2,000,000.00) Dollars (for avoidance of doubt, the total liability of Purchaser under this Agreement, including under Sections 12.01 and this Section 12.04(b), shall not exceed Two Million and 00/100 (US$2,000,000.00) Dollars), and in no event shall Purchaser be liable for indirect, consequential or punitive damages; provided, however, that such limitations shall not apply to any claims resulting from the fraud or willful misconduct of Purchaser.

    (c)        The provisions of this Section 12.04 shall survive the Closing or, if the Closing does not occur, the termination of this Agreement, notwithstanding anything in this Agreement to the contrary.

ARTICLE 13
CASUALTY; CONDEMNATION

        13.01 Casualty

        In the event that all or a substantial portion of the Property or Personal Property is damaged or destroyed by fire or other casualty, whether or not insured against, then Purchaser shall have the option to elect to do either of the following:

    (a)        Purchaser may elect to terminate this Agreement by written notice to Seller given within ten (10) Business Days after Purchaser has received notice of such fire or other casualty, in which event: (i) neither Purchaser nor Seller shall thereafter have any obligations or liabilities hereunder except as expressly survive this termination of this Agreement, (ii) the Deposit (and all accrued interest) shall be returned to Purchaser, and (iii) all escrow and title cancellation charges shall be shared equally by Seller and Purchaser; or

    (b)        Purchaser may elect to proceed to Closing by written notice to Seller given within ten (10) Business Days after Purchaser has received notice of such fire or other casualty, in which case on the Closing Date the Purchase Price and other payments shall not be reduced and any proceeds of insurance by reason of such damage or destruction to the Property and/or Personal Property shall be assigned and transferred to Purchaser.

        13.02 Eminent Domain

        In the event that prior to the Closing Date, a governmental entity shall commence or give notice of its intention to commence any eminent domain proceeding to take any portion of the Property that is required to operate the telemetry, tracking and control facilities located on the Property, then Purchaser shall have the option to elect to do either of the following:

(a)     Purchaser may elect to terminate this Agreement by written notice to Seller given within ten (10) Business Days after Purchaser has received notice of such action of condemnation, in which event: (i) neither Purchaser nor Seller shall thereafter have any obligations or liabilities hereunder except as expressly survive this termination of this Agreement; (ii) the Deposit shall be returned to Purchaser; and (iii) all escrow and title cancellation charges shall be shared equally by Seller and Purchaser; or

(b)     Purchaser may elect to proceed to Closing by written notice to Seller given within ten (10) Business Days after Purchaser has received notice of such action or condemnation, in which case on the Closing Date the Purchase Price and other payments shall not be reduced and the award payable to Seller for such taking, if any, shall be assigned and transferred to Purchaser together with all right, title and interest in and to any award. In such event Seller shall have no obligation, responsibility, or liability to repair or restore the Property or any portion thereof. If Purchaser elects to proceed and if Closing was scheduled to take place at any time during the ten (10) Business Day period referred to in Section 13.02(a) above, at Purchaser’s option the Closing may be rescheduled to a later date within the ten (10) Business Day period upon at least forty-eight (48) hours’ prior written notice from Purchaser to Seller.

ARTICLE 14
ADDITIONAL COVENANTS AND AGREEMENTS

        14.01 Interim Obligations

        During the period between the Effective Date and the Closing Date (“Interim Period”):

(a)     Seller shall continue Seller’s customary normal maintenance of the Property and Personal Property and renewal of all Licenses (such renewals to be at Seller’s sole expense), but Seller shall not be obligated to continue Seller’s business operations at the Property after April 1, 2008 except as may be set forth in the Equipment Lease and Facilities Use Agreement.

(b)     Seller shall not make any material changes, alterations or improvements in or to the Property or the Personal Property without the prior approval in writing of Purchaser. Seller shall provide Purchaser with true copies of all material notices, correspondence, and reports relating to the Property, the Personal Property and Licenses within ten (10) days after receipt of any such items.

(c)     Seller shall not, without Purchaser’s approval in writing, enter into any agreements affecting the Property, the Personal Property or the Licenses which cannot be canceled upon thirty (30) days’ notice without cost to Purchaser.

(d)     Seller shall not, without Purchaser’s prior approval in writing, transfer, convey, encumber or permit to be encumbered, the Property or the Personal Property or any part thereof or any interest therein, or any of the Licenses.

(e)     Seller shall not, without Purchaser’s prior written approval, seek or consent to any zoning change or variance with respect to the Property.

(f)     Seller shall not, without Purchaser’s prior approval in writing, amend or terminate any of the Service Contracts.

        14.02 Access and Use During Interim Period

        At all reasonable times during the Interim Period, Purchaser and its authorized agents, employees and representatives shall, upon reasonable notice to Seller, be accorded reasonable and supervised by Seller access to the Property. If Purchaser has given Seller reasonable notice of such proposed access, such access may be without Seller if Seller is unwilling or unable to participate in such access. The foregoing rights shall be exercised by Purchaser with minimum disturbance to Seller’s ownership and operation of the Property.

        14.03 Permits

        Seller shall maintain in effect until the Closing Date all Licenses and all insurance policies insuring the Property and Personal Property with respect to casualty or personal injury or death.

        14.04 Purchaser’s Consent

        Unless otherwise specifically provided to the contrary, the consent or approval of Purchaser required under the provisions of this Article 14 shall not be unreasonably withheld, or delayed nor shall there be a fee charged therefor.

ARTICLE 15
ASSIGNMENT OF LICENSES

        15.01 Assignment of FCC Licenses

(a)     Purchaser shall as soon as reasonably practicable following the date of execution of this Agreement, diligently prepare all documentation, effect all filings and obtain all permits, consents, approvals and authorizations in order to assign the Licenses to Purchaser, without amendment or modification (other than those modifications, such as a change in name of the holder, required to be made as a result of the assignment of the Licenses by Seller to Purchaser in accordance with the provisions of this Agreement), as soon as possible on or after the Closing (“FCC Approvals”). Seller agrees for a period of one (1) year from the Closing Date to use its commercially reasonable efforts to assist Purchaser obtain the FCC Approvals, including without limitation executing and delivering to Purchaser and to such other parties as necessary all required documents to enable the assignment of the Licenses to Purchaser as soon as possible on or after the Closing.

(b)     Purchaser shall pay all filing fees, if any, required in connection with obtaining the FCC Approvals.

(c)     Purchaser covenants that is will use its commercially reasonable efforts to obtain as soon as reasonably practicable following the date of execution of this Agreement the approval of the U.S. Executive Branch agencies with national security responsibilities (“Team Telecom”) and the Committee on Foreign Investment in the U.S., if required, in order to convey the Licenses to Purchaser as soon as possible on or after the Closing.

(d)     Purchaser covenants that it will file and prosecute to approval the applications for FCC consent to assign the Licenses to Purchaser on a non-common carrier basis.

(e)     Purchaser shall keep Seller fully apprised of the status of the processing of the applications to assign the Licenses, including without limitation, providing to Seller copies of any correspondence from or to the FCC or other regulatory body.

(f)     The closing of the assignment of the Licenses shall take place four (4) Business Days following receipt of all FCC Approvals or such other date agreed in writing by the parties (the “FCC Assignment Date”); provided, however that the FCC Assignment Date shall not occur prior to the Closing.

(g)     As at the FCC Assignment Date, (i) Seller shall represent and warrant to Purchaser that it has the requisite power and authority to assign the Licenses to Purchaser, and (ii) Purchaser shall represent and warrant to Seller that it has the requisite power and authority to take an assignment of the Licenses.

(h)     On or prior to the FCC Assignment Date, each party covenants and agrees to execute and deliver all required documents to enable the assignment of the Licenses to Purchaser on the FCC Assignment Date.

(i)     Until the FCC Assignment Date:

    (i)        Seller shall not, without the prior approval in writing of Purchaser (A) make any amendments to the Licenses, (B) enter into any agreements affecting the Licenses, or (C) transfer, convey, encumber or permit to be encumbered, any of the Licenses;

    (ii)        Seller shall (at Purchaser’s cost after the Closing Date and at Seller’s cost prior to the Closing Date), continue to hold and renew all Licenses and make all filings, applications and registrations with all regulatory authorities required in connection with the Licenses; and

(iii) Purchaser shall be responsible for all taxes due on any of the Licenses after the Closing Date.

(j)     Subject to the terms of the Equipment Lease and Facilities Use Agreement, if the Equipment Lease and Facilities Use Agreement is entered into, it shall remain in effect at all times from the Closing Date until the FCC Assignment Date.

ARTICLE 16
NOTICES

        16.01 Notices

        All notices and other communications permitted or required under this Agreement shall be in writing and shall be hand delivered or sent by a courier or express service guaranteeing overnight delivery, or sent by facsimile addressed to the parties at the addresses set forth on the first page of this Agreement, if notice is being given to Seller (to the attention of Patrick M. Enright), with a copy to:

Honigman Miller Schwartz and Cohn LLP 2290 First National Building 660 Woodward Avenue Detroit, Michigan 48226 Attention: Jeffrey R. Kravitz, Esq. Telephone: 313-465-7448 Fax: 313-465-7449

and, if notice is being given to Purchaser (to the attention of David Rivel (Fax No. (011-972-8-861-0501), with copies to:

Ballard Spahr Andrews & Ingersoll, LLP 1735 Market Street Philadelphia, PA 19103-7599 Attention: Richard R. Goldberg, Esq. Telephone: 215-665-8500 Fax: 215-864-8999

and

Naschitz, Brandes & Co. 5 Tuval Street Tel Aviv 67897, Israel Attention: Tuvia J. Geffen, Adv. Telephone: 011-972-3-623-5000 Fax: 011-972-3-623-5005

Either party to this Agreement, including any permitted assignee of Purchaser’s interests under this Agreement, shall have the right to change the address and fax number for such party for purposes of receiving notices under this Agreement by delivering written notice of such change of address and fax number to the other parties in the manner provided for above.

ARTICLE 17
MISCELLANEOUS PROVISIONS

        17.01 Survival

(a)     Closing – Representations and Warranties. All representations and warranties, of Seller or Purchaser set forth in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection with the Closing shall survive the Closing for a period of twelve (12) months after the Closing Date, except that (A) the representations and warranties in Section 3.02(f)(Environmental) shall survive the Closing for a period of twenty four (24) months after the Closing Date, and (B)(i) the representations and warranties in Sections 3.02(b)(Power and Authority), 3.02(d)(Title), but only as to the Personal Property, and 3.02(j)(Taxes), and (ii) the limited warranties in the Deed shall survive until the expiration of the applicable statute of limitations.

    (b)        FCC Assignment Date – Representations and Warranties. All representations and warranties, of Seller or Purchaser set forth in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection with the FCC Assignment Date shall survive the FCC Assignment Date for a period of twelve (12) months after the FCC Assignment Date, except that the representations and warranties in Sections 3.02(b)(Power and Authority) and 3.02(j)(Taxes) shall survive until the expiration of the applicable statute of limitations.

        17.02 No Assignment

        Neither party shall assign this Agreement or any of its rights hereunder without the prior written consent of the other party, which consent may be withheld in the other party’s complete and sole discretion, and any such assignment without such consent shall be void. Notwithstanding the foregoing, either party may assign this Agreement to one of its affiliates without the consent of the other party. Notwithstanding any assignment of this Agreement, the assigning party shall remain liable for the performance of all of the assigning party’s obligations hereunder.

        17.03 Integration

        This Agreement, the Exhibits hereto and any documents to be delivered pursuant to this Agreement embody and constitute the full and entire understanding and agreement between the parties with respect to the transactions contemplated herein, and all prior and contemporaneous agreements, understandings, representations and statements between the parties, whether expressed or implied, oral or written, are superseded by and merged into this Agreement. Notwithstanding anything contained in this Agreement to the contrary, neither party shall be liable or bound to the other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein. Neither this Agreement nor any provision hereof may be waived, modified or amended except by an instrument signed by the party against whom the enforcement of such waiver, modification or amendment is sought, and then only to the extent set forth in such instrument.

        17.04 Law and Jurisdiction

        This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania. Purchaser and Seller stipulate that any suit or action arising out of or in connection with the Property or the terms of this Agreement shall be brought in the court of appropriate jurisdiction in Philadelphia County, Pennsylvania, or in the United States District Court for the Eastern District of Pennsylvania, and Purchaser and Seller each hereby submit to the jurisdiction of such courts for such purposes. Each party may designate in writing an agent for receipt of process, but such designation shall not be effective until actually received by the other party. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        17.05 No Recordation

        Neither Purchaser nor Seller shall record this Agreement.

        17.06 Captions

        The captions in this Agreement are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Agreement or any of the provisions hereof.

        17.07 Successors

        This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

        17.08 Binding Effect

        This Agreement shall not be binding or effective until properly executed and delivered by both Seller and Purchaser and shall not be a written memorandum or offer subject to acceptance or any other evidence of an agreement for the sale of real property for any purpose unless so executed and delivered.

        17.09 Gender

        As used in this Agreement, the masculine shall include the feminine and neuter, the singular shall include the plural, and the plural shall include the singular, as the context may require.

        17.10 Counterparts

        This Agreement may be executed in two or more counterparts and shall be deemed to have become effective when and only when one or more of such counterparts shall have been signed by or on behalf of each of the parties hereto, although it shall not be necessary that any single counterpart be signed by or on behalf of each of the parties hereto, and all such counterparts shall be deemed to constitute but one and the same instrument. Each party may rely upon a telecopied counterpart of this Agreement executed and delivered by the other party as if such telecopied counterpart were an original counterpart.

        17.11 Severability

        If any provision hereof or the application thereof to any person or circumstance shall to any extent be invalid or enforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby.

        17.12 Press Release

        Purchaser and Seller shall not issue any press release or make any public disclosure concerning the transaction contemplated hereby without the prior written approval of the other party, and shall not disclose such matters except to such attorneys, accountants, lenders and others as are reasonably required in order to consummate the transaction. All information, documents, studies and reports relating to the Property obtained by Purchaser, either by the observations and examinations of its agents and representatives or as disclosed to it by Seller, shall remain confidential. Notwithstanding the foregoing, a party may make such disclosure to the extent it is required to be made to satisfy regulatory and/or license requirements of the FCC or other government agencies or in order to avoid violating any securities or other applicable laws or stock exchange regulations, and Seller acknowledges that Purchaser’s shareholder intends to disclose, following the date of this Agreement, the entering into this Agreement (and may be required to disclose the Agreement itself) in a public filing with the United States Securities and Exchange Commission.

        17.13 Cooperation

        Each party, from time to time, upon request of the other party and without further consideration will, at its own expense, execute and deliver such documents, cooperate and take such further actions as the other party may reasonably request in order to more effectively consummate the transaction herein contemplated.

        17.14 Construction

        Seller and Purchaser have each been represented by counsel in connection with this transaction and the drafting of this Agreement. This Agreement shall be interpreted according to its fair construction and shall not be construed against either party. As used in this Agreement, “Business Day” shall mean a day in which the offices of the Commonwealth of Pennsylvania are open and conducting business.

        17.15 Attorney’s Fees

        In the event any party hereto brings any suit or other proceeding with respect to the subject matter or enforcement of this Agreement, including any claims under Section 17.01, the prevailing party shall, in addition to such other relief as may be awarded, be entitled to recover reasonable attorneys’ fees, expenses and costs of investigation as actually incurred (including, without limitation, reasonable attorneys’ fees, expenses and costs of investigation incurred in appellate proceedings, costs incurred in establishing the right to indemnification, or in any action or participation in, or in connection with, any case or proceeding under Chapter 7, 11 or 13 of the Bankruptcy Code, 11 United States Code Sections 101 et seq. or any successor statutes). The “prevailing party” for the purposes of this Agreement shall be deemed to be that party who obtains substantially the relief sought, whether by settlement, dismissal or judgment.

        17.16 Waiver of Provisions

        No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

        17.17 No Joint Venture

        Neither this Agreement, nor anything contained in this Agreement, creates any partnership, joint venture or other such agreement between Purchaser and Seller. No term or provision of this Agreement is intended to be, or shall be, for the benefit of any person, firm, organization or corporation not a party hereto, and no such other person, firm, organization or corporation shall have any right or cause of action hereunder.

        17.18 Authority

        The persons signing below represent and warrant that they have the requisite authority to bind the entities on whose behalf they are signing.

        17.19 Time

        Time shall be of the essence of this Agreement.

        17.20 Expenses

        Except as otherwise specified in this Agreement, all costs and expenses, including without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

ARTICLE 18
ESCROW

        18.01 Deposit of Agreement

        A signed copy of this Agreement shall be deposited by Seller with the Escrow Agent and the Escrow Agent will be authorized and instructed to act in accordance with the provisions of this Agreement and the escrow agreement to be entered into by Escrow Agent, Seller and Purchaser in the form reasonably agreed to by said parties, which shall constitute escrow instructions superseding any previous instructions. The parties shall each execute and deliver to the Escrow Agent such other instructions, instruments and funds as are necessary to close escrow and consummate the sale of the Property and Personal Property in accordance with the terms hereof.

[Signatures Follow on Next Page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

SELLER: SKYNET SATELLITE CORPORATION, a Delaware corporation By: /s/ DAN GOLDBERG ——————————————————— Printed Name: DAN GOLDBERG ——————————————————— Its: PRESIDENT & CEO ———————————————————

PURCHASER:

RRSAT GLOBAL COMMUNICATIONS INC.,
a Delaware corporation

By: /s/ DAVID RIVEL /s/ GILAD RAMOT
———————————————————

Printed Name: DAVID RIVEL   GILAD RAMOT
———————————————————

Its:                         CEO                  CHAIRMAN
———————————————————